Exhibit 10.18

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, dated as of June 12, 2013 (the “Effective Date”), is entered into by and between BIND THERAPEUTICS, INC., a Delaware corporation, and each of subsidiaries that execute a Joinder Agreement from time to time, (individually, a “Borrower” and, collectively, the “Borrowers”), and HERCULES TECHNOLOGY III, L.P., a Delaware limited partnership (the “Lender”).

RECITALS

A. Borrower and Lender are party to the Loan and Security Agreement, dated as of January 10, 2011 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Original Loan Agreement”).

B. Borrowers have requested loans in an aggregate principal amount of up to Eight Million Five Hundred Thousand Dollars ($8,500,000) (the “Term Loan”); and

C. Lender is willing to make the Term Loan on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, Borrowers and Lender agree as follows:

SECTION 1.	DEFINITIONS AND RULES OF CONSTRUCTION

1.1 Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“Account Control Agreement(s)” means any agreement entered into by and among the Lender, a Borrower and a third party Bank or other institution (including a Securities Intermediary) in which Borrower maintains a Deposit Account or an account holding Investment Property and which grants Lender a perfected first priority security interest in the subject account or accounts.

“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit H.

“Advance” means the First Advance or the Second Advance.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for an Advance submitted by a Borrower to Lender in substantially the form of Exhibit A.

“Agreement” means this Amended and Restated Loan and Security Agreement, as amended from time to time.

“Assignee” has the meaning given to it in Section 11.14.

“Bind Russia” means BIND RUS LLC, a Russian limited liability company.

“Borrower” or “Borrowers” has the meaning given to it in the preamble to this Agreement.

“Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold by a Borrower or which such Borrower intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by such Borrower since its incorporation.

“Cash” means all cash and liquid funds (such as cash equivalents).

“Change in Control” means any (i) reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of a Borrower, sale or exchange of outstanding shares (or similar transaction or series of related transactions) of a Borrower or any Subsidiary in which the holders of a Borrower’s outstanding shares immediately before consummation of such transaction or series of related transactions do not (together with any affiliates of such holders), immediately after consummation of such transaction or series of related transactions, retain shares representing more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether a Borrower is the surviving entity, or (ii) sale or issuance by a Borrower of new shares of Preferred Stock of a Borrower to investors, none of whom are current investors in a Borrower, shares representing more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent); provided, however, an Initial Public Offering shall not constitute a Change in Control, or (iii) any of the chief executive officer thereafter, or the chief financial officer of Borrower as of the date hereof shall cease to be involved in the day to day management of the business of Borrower, and a successor of such officer reasonably acceptable to Borrower’s board of directors is not appointed on terms reasonably acceptable to Lender within 180 days of such cessation of such involvement.

“Claims” has the meaning given to it in Section 11.10.

“Collateral” means the property described in Section 3.

“Confidential Information” has the meaning given to it in Section 11.13.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by a Borrower or in which a Borrower now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country.

“Deficiency Date” has the meaning given to it in Section 7.17.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.

“Effective Date” has the meaning given to it in the preamble to this Agreement.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations, as amended and in effect from time to time.

“Existing Loan” means $2,339,526, equal to the outstanding principal amount plus all accrued and unpaid interest due under the Original Loan Agreement.

“Event of Default” has the meaning given to it in Section 9.

“Financial Statements” means the financial statements required to be delivered under Section 7.1.

“First Advance” has the meaning given to it in Section 2.1(a).

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Guarantor” means any Person who signs a guaranty in respect of Borrower’s obligations under this Agreement.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business and not past due more than 90 days), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Initial Public Offering” means the closing of the initial firm commitment underwritten offering of Borrower’s common stock pursuant to a registration statement under the Securities Act of 1933 (the “Securities Act”) filed with, and declared effective by, the Securities and Exchange Commission.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” means all of a Borrower’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; Borrower’s applications therefor and reissues, extensions, or renewals thereof; and a Borrower’s goodwill associated with any of the foregoing, together with Borrower’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Interest Only Period” means the period from the Effective Date through February 28, 2014, which shall be extended to May 31, 2014 automatically upon satisfaction of the condition set forth in Section 2.1(d) in connection with the receipt of the Second Advance.

“Interest Rate” means a floating per annum rate equal to (a) 10.25% plus (b) the Prime Rate minus 3.25%, not in any case less than 10.25% per annum.

“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person.

“Joinder Agreements” means for each domestic Subsidiary (other than MSC Subsidiary), a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit G.

“Lender” has the meaning given to it in the preamble to this Agreement.

“Lender Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to a Borrower.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Liquidity” means, as of any date, Borrower’s Cash and/or Cash Equivalents maintained in Deposit Accounts and/or accounts holding Investment Property that are subject to an Account Control Agreement.

“Loan” means the Advances made under this Agreement.

“Loan Documents” means this Agreement, the ACH Authorization, the Account Control Agreements, all UCC Financing Statements, and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby (excluding the Warrant or any equity investment), as the same may from time to time be amended, modified, supplemented or restated.

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets, or condition (financial or otherwise) of a Borrower; or (ii) the ability of a Borrower to perform the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Lender to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or Lender’s Liens on the Collateral or the priority of such Liens.

“Material Agreement” means (i) any agreements or instruments relating to the Subordinated Debt, (ii) any agreement to which a Borrower is a party involving the receipt of payment of amounts in the aggregate exceeding $500,000 per year, and (iii) any agreement to which a Borrower is a party the termination of which would reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means the first day of the 30th month following expiration of the Interest Only Period.

“Maximum Rate” shall have the meaning assigned to such term in Section 2.2.

“MSC Subsidiary” means Bind Biosciences Securities Corporation, a Massachusetts corporation.

“Original Closing Date” means January 10, 2011.

“Original Loan Agreement” has the meaning given to it in the Recitals.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country.

“Permitted Indebtedness” means:

(i) Indebtedness of a Borrower in favor of Lender arising under this Agreement or any other Loan Document;

(ii) Indebtedness existing on the Effective Date which is disclosed in Schedule 1A;

(iii) Indebtedness of up to $1,000,000 in the aggregate principal amount outstanding at any time secured by a lien described in clause (vii) or clause (xvii) of the defined term “Permitted Liens”;

(iv) Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards;

(v) Indebtedness that also constitutes a Permitted Investment;

(vi) Subordinated Indebtedness;

(vii) reimbursement obligations in connection with letters of credit that are secured by cash or cash equivalents and issued on behalf of a Borrower or a Subsidiary thereof in an aggregate principal amount not to exceed $950,000 at any time outstanding;

(viii) other Indebtedness in an amount not to exceed $100,000 at any time outstanding;

(ix) Indebtedness owing by any Borrower to another Borrower, provided that (a) each Borrower shall have executed and delivered to the other Borrower a demand note to evidence such Indebtedness, which note shall be in form and substance reasonably satisfactory to Lender and shall be pledged to Lender pursuant to the Pledge Agreement and (b) such Indebtedness shall be subordinated to the Secured Obligations pursuant to the subordination terms set forth in such note, and (c) no Event of Default would occur either before or after giving effect to any such indebtedness;

(x) Indebtedness incurred in connection with interest rate swaps incurred in the ordinary course of business; and

(xi) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon a Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means:

(i) Investments existing on the Effective Date which are disclosed in Schedule 1B;

(ii) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, and (d) money market accounts;

(iii) repurchases of stock from former employees, directors, or consultants of a Borrower under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed $250,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases;

(iv) Investments accepted in connection with Permitted Transfers;

(v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of a Borrower’s business;

(vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not affiliates, in the ordinary course of business, provided that this subparagraph (vi) shall not apply to Investments of a Borrower in any Subsidiary;

(vii) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of a Borrower pursuant to employee stock purchase plans or other similar agreements approved by a Borrower’s Board of Directors;

(viii) Investments consisting of travel advances in the ordinary course of business;

(ix) Investments in MSC Subsidiary and newly-formed Subsidiaries organized in the United States, provided that any such newly-formed Subsidiaries (excluding MSC Subsidiary) shall enter into a Joinder Agreement promptly after their formation by a Borrower and execute such other documents as shall be reasonably requested by Lender;

(x) Investments in Subsidiaries organized outside of the United States approved in advance in writing by Lender;

(xi) joint ventures, partnerships or strategic alliances consistent with the ordinary course of business in Borrower’s industry, provided that any cash Investments by Borrower therein do not exceed $500,000 in the aggregate in any fiscal year;

(xii) Investments made pursuant to any investment policy adopted by a Borrower after the Effective Date and approved by Lender;

(xiii) Investments by a Borrower in a Borrower;

(xiv) Borrower’s Investment in Bind Russia and Investments by Bind Russia, in each case pursuant to the RUSNANO Investment Agreement as consented to in writing by Lender under Section 2(d)(i) of that certain Waiver and Consent Agreement, dated as of October 27, 2011, and the Consent Agreement, dated as of January 17, 2013, in both cases between Borrower and Lender; and

(xv) additional Investments that do not exceed $250,000 in the aggregate.

“Permitted Liens” means any and all of the following:

(i) Liens in favor of Lender;

(ii) Liens existing on the Effective Date which are disclosed in Schedule 1C;

(iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that Borrower maintains adequate reserves therefor in accordance with GAAP;

(iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of a Borrower’s business and imposed without action of such parties; provided, that the payment thereof is not yet required;

(v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder;

(vi) the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or environmental liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;

(vii) Liens on Equipment, software or other intellectual property, or other capital assets (not including Inventory) constituting purchase money liens and liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”;

(viii) Liens incurred in connection with Subordinated Indebtedness;

(ix) leasehold interests in leases or subleases and licenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor;

(x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due;

(xi) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets);

(xii) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms;

(xiii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property;

(xiv) Liens on cash or cash equivalents securing obligations permitted under clause (vii) of the definition of Permitted Indebtedness;

(xv) Licenses that constitute Permitted Transfers;

(xvi) Liens securing the Indebtedness permitted in clause (vii) of “Permitted Indebtedness”; and

(xvii) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) through (xi) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Transfers” means

(i) sales of Inventory in the normal course of business,

(ii) non-exclusive and exclusive licenses for the use of Intellectual Property in the ordinary course of business of the transferor so long as, with respect to each such license (a) no Event of Default has occurred or is continuing at the time of such Transfer, (b) the license constitutes an arms-length transaction in the course of the transferor’s business (and in the case of any exclusive license, made in connection with a bona fide transaction and approved by the board of directors of the transferor) and such license (other than any exclusive license made in connection with a bona fide transaction and approved by the board of directors of the transferor) is not a sale or assignment of the transferor’s Intellectual Property and does not restrict such transferor’s ability to pledge, grant a security in or lien on, or assign or otherwise Transfer any Intellectual Property (other than an otherwise Permitted Transfer), (c) in the case of an exclusive license or a non-exclusive license that must be approved by the board of directors of the transferor, the transferor delivers 10 days prior written notice and a brief summary of the terms of the license to Lender, (d) in the case of an exclusive license or a non-exclusive license that must be approved by the board of directors of the transferor, the transferor delivers to Lender copies of the final executed licensing documents in connection with the license promptly upon consummation of the license, (e) all royalties, milestone payments or other proceeds arising from the licensing agreement are paid to a deposit account that is governed by an Account Control Agreement (except such requirement shall not apply to any payments or proceeds received under the RUSNANO License Agreement), and (f) in the case of any exclusive licenses (other than any exclusive licenses whereby Borrower exclusively licenses its platform Intellectual Property for use only in connection with the counterparty’s molecules), Lender has consented to the terms thereof (or if no such consent is given, then the first proceeds arising out of the license shall be used to repay the Secured Obligations in full),

(iii) dispositions of worn-out, obsolete or surplus Equipment at fair market value in the ordinary course of business, and

(iv) other Transfers of assets having a fair market value of not more than $250,000 in the aggregate in any fiscal year.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Preferred Stock” means at any given time any equity security issued by a Borrower that has any rights, preferences or privileges senior to a Borrower’s common stock.

“Prepayment Charge” shall have the meaning assigned to such term in Section 2.4.

“Prime Rate” means the Prime Rate that appears from time to time in the Western Edition of The Wall Street Journal.

“Receivables” means (i) all of a Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights.

“RUSNANO Investment Agreement” means the Series D Preferred Stock Investment Agreement and Series BRN Preferred Stock Investment Agreement dated as of October 27, 2011, as amended by the First Amendment to Series D Preferred Stock Investment Agreement and Series BRN Preferred Stock Investment Agreement dated as of January 23, 2013, in the form presented to Lender as of the Effective Date.

“RUSNANO License Agreement” means the Intellectual Property License Agreement dated as of November 7, 2011, in the form presented to Lender as of the Effective Date.

“SBA” shall have the meaning assigned to such term in Section 7.15.

“SBIC” shall have the meaning assigned to such term in Section 7.15.

“SBIC Act” shall have the meaning assigned to such term in Section 7.15.

“Second Advance” has the meaning given to it in Section 2.1(a).

“Secured Obligations” means a Borrower’s obligations under this Agreement and any Loan Document, including any obligation to pay any amount now owing or later arising.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Lender in its sole discretion.

“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which a Borrower owns or controls 50% or more of the outstanding voting securities, including each entity listed on Schedule 1 hereto.

“Term Loan” has the meaning given to it in the Recitals.

“Threshold Amount” has the meaning given to it in Section 7.17.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Warrant” means the Warrant Agreement, dated the date hereof, by Borrower in favor of Lender.

Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC.

SECTION 2.	THE LOAN

2.1 Term Loan.

(a) Advances. Subject to the terms and conditions of this Agreement including those in Section 2.1(d) below, Lender shall make two Advances to Borrower in an aggregate principal amount of up to $8,500,000. The first Advance (the “First Advance”) shall be $4,500,000, to be funded on the Effective Date. Borrower shall use the first proceeds of the First Advance to repay the Existing Loan, which amount shall constitute payment in full of such loan. Borrower may request the second Advance (the “Second Advance”), in a principal amount of up to $4,000,000, at any time before December 31, 2013.

(b) Advance Request. To obtain an Advance, a Borrower shall complete, sign and deliver an Advance Request to Lender. Lender shall fund the Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Advance is satisfied as of the requested Advance Date.

(c) Interest. The principal balance of each Advance shall bear interest thereon from such Advance Date at the Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The Interest Rate will float and change on the day the Prime Rate changes from time to time.

(d) Conditions to Advances. As a condition to receiving the First Advance, Borrowers shall deliver evidence reasonably satisfactory to Lender that Borrowers have received at least $12,000,000 in payments under its licensing agreements with Pfizer Inc., AstraZeneca UK Limited and Amgen Inc. As a condition to receiving the Second Advance, Borrowers shall deliver evidence reasonably satisfactory to Lender that a Borrower has received at least $10,000,000 of non-callable or non-redeemable proceeds from the sale or issuance of its equity securities (including in the form of convertible indebtedness) and/or payments under any partnership agreement, licensing agreement or joint venture agreement, excluding the payments that satisfied the condition to the First Advance.

(e) Payment. During the Interest Only Period, Borrowers will pay interest on each Advance on the first business day of each month, beginning the month after the Advance Date. Borrowers shall repay the aggregate Term Loan principal balance that is outstanding on the date the Interest Only Period expires in 30 monthly installments of principal and interest (“mortgage style”) beginning the first business day of the month after the expiration of the Interest Only Period and continuing on the first business day of each month thereafter. The entire outstanding Term Loan principal balance and all accrued but unpaid interest hereunder, shall be due and payable on the Maturity Date. Borrowers shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Lender will initiate debit entries to a Borrower’s account as authorized on the ACH Authorization on each payment date of all periodic obligations payable to Lender under each Advance.

2.2 Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by a Borrower shall be applied as follows: first, to the payment of principal outstanding; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid (other than inchoate indemnity obligations), the excess (if any) shall be refunded to Borrowers.

2.3 Default Interest. In the event any payment is not paid on the scheduled payment date, an amount equal to five percent (5%) of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.1(c), plus five percent (5%) per annum. In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.1(c) or Section 2.2, as applicable.

2.4 Prepayment. At its option upon at least 5 business days prior notice to Lender, a Borrower may prepay any part of the outstanding Advances by paying the principal balance, all accrued and unpaid interest, together with a prepayment charge (the “Prepayment Charge”) equal to 3.0% of the amount being prepaid if prepaid before the first anniversary of the Effective Date, 2.0% of such amount if prepaid after the first but before the second anniversary of the Effective Date, and 1.0% of such amount if prepaid on or after the second anniversary of the Effective Date. There shall be no Prepayment Charge due in respect of any portion of the Advances repaid on or after the Third Anniversary of the Effective Date. Borrowers shall pay the Prepayment Charge upon any prepayment of the Secured Obligations arising out of the occurrence of an Event of Default. Borrower agrees that the Prepayment Charge is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Advances.

2.5 End of Term Charge.

(a) Borrowers shall pay Lender a charge of $147,500 for the payoff of the Existing Loan on the earliest to occur of (i) July 1, 2014, (ii) the date that Borrowers prepay the outstanding Secured Obligations (other than any inchoate indemnity obligations) in full in cash, or (iii) the due and proper acceleration of the Secured Obligations by Lender. No prepayment fee under Section 2.4 of the Original Loan Agreement shall apply to the payoff of the Existing Loan.

(b) On the earliest to occur of (i) the Maturity Date, (ii) the date that Borrowers prepay the outstanding Secured Obligations (other than any inchoate indemnity obligations) in full, or (iii) the due and proper acceleration of the Secured Obligations, Borrowers shall pay Lender a charge equal to $165,750. Notwithstanding the required payment date of such charge, it shall be deemed earned by Lender as of the Effective Date.

SECTION 3.	SECURITY INTEREST

3.1 As security for the prompt and complete payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, each Borrower grants to Lender a security interest in all of such Borrower’s personal property now owned or hereafter acquired, including the following (collectively, the “Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles; (e) Inventory; (f) Investment Property; (g) Deposit Accounts; (h) Cash; (i) Goods; and (j) other tangible and intangible personal property of such Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, such Borrower and wherever located; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing. Notwithstanding any provision in this Agreement to the contrary, the grant of security interest herein shall not extend to and the term “Collateral” shall not include (all of the following, the “Excluded Assets”): (i) the Intellectual Property (except Collateral shall include the proceeds of any disposition of any interest in the Intellectual Property and, if any court of law requires that Lender has a security interest in the Intellectual Property in order to have a security interest in such proceeds, then Collateral shall include the Intellectual Property, but only to the extent required to have a security interest in such proceeds), (ii) more than 65% of the issued and outstanding voting capital stock of any Subsidiary of Borrower that is incorporated or organized in a jurisdiction other than the United States or any state or territory thereof, provided that other than Bind Russia, clause (ii) shall apply only to the extent that Lender taking a security interest in more than 65% of such stock would cause Borrower to incur adverse tax consequences, (iii) any “intent-to-use” trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise, (iv) any license or contract to the extent and only to the extent that the granting of a security interest in such license or contract is expressly prohibited by any applicable statute, law, or regulation, or would constitute a default under or a breach of such license or contract, as applicable, but only to the extent that such prohibition or default is enforceable under applicable law (including without limitation Sections 9406, 9407 and 9408 of the UCC); provided that upon the termination or expiration of any such prohibition, such license or contract, as applicable, shall automatically be subject to the security interest granted in favor of Lender hereunder and become part of the “Collateral”; and (v) Borrower’s account no. 1894064896 with Comerica Bank, in which Borrower shall permit a balance not to exceed Borrower’s reimbursement obligations in connection with Letters of Credit and corporate credit cards secured by such account.

SECTION 4.	CONDITIONS PRECEDENT TO LOAN

The obligations of Lender to make the Loan hereunder are subject to the satisfaction by Borrowers of the following conditions:

4.1 Advances. On or prior to the Effective Date, Borrowers shall have delivered to Lender the following:

(a) executed originals of the Loan Documents, the Warrant, a legal opinion of Borrowers’ counsel, and all other documents and instruments reasonably required by Lender to effectuate the transactions contemplated hereby or to create and perfect the Liens of Lender with respect to all Collateral, in all cases in form and substance reasonably acceptable to Lender;

(b) certified copy of resolutions of each Borrower’s board of directors evidencing approval of (i) the Loan and other transactions evidenced by the Loan Documents and (ii) the Warrant and transactions evidenced thereby;

(c) certified copies of the Certificate of Incorporation and the Bylaws, as amended through the Closing Date, of each Borrower, as applicable;

(d) an Advance Request for the First Advance, duly executed by Borrower;

(e) payment of (i) a facility charge of $85,000 and (ii) an amount equal to the Lender Expenses incurred in connection with this Agreement;

(f) a certificate of an officer of Borrower; and

(g) such other documents as Lender may reasonably request.

4.2 All Advances. On each Advance Date:

(a) Lender shall have received (i) an Advance Request for the relevant Advance as required by Section 2.1(b), as applicable, each duly executed by a Borrower’s Chief Executive Officer or Chief Financial Officer, and (ii) any other documents Lender may reasonably request.

(b) The representations and warranties set forth in this Agreement and in Section 5 shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c) Each Borrower shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Advance no Event of Default shall have occurred and be continuing.

(d) Each Advance Request shall be deemed to constitute a representation and warranty by Borrowers on the relevant Advance Date as to the matters specified in paragraphs (b) and (c) of this Section 4.2 and as to the matters set forth in the Advance Request.

4.3 No Default. As of the Effective Date and each Advance Date, (i) no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

SECTION 5.	REPRESENTATIONS AND WARRANTIES OF BORROWER

Each Borrower represents and warrants that:

5.1 Corporate Status. Such Borrower is a corporation duly organized, legally existing and in good standing under the laws of the State of its incorporation, and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. Such Borrower’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit C, as may be updated by such Borrower in a written notice (including any Compliance Certificate) provided to Lender after the Effective Date.

5.2 Collateral. Such Borrower owns the Collateral free of all Liens, except for Permitted Liens. Such Borrower has the power and authority to grant to Lender a Lien in the Collateral as security for the Secured Obligations.

5.3 Consents; Conflicts. Such Borrower’s execution, delivery and performance of the this Agreement and all other Loan Documents, and Borrower’s execution of the Warrant, (i) have been duly authorized by all necessary corporate action of Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of Borrower’s Certificate or Articles of Incorporation (as applicable), bylaws, or any material law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject and (iv) except as described on Schedule 5.3, do not violate any Material Agreement or require the consent or approval of any other Person. The individual or individuals executing the Loan Documents and the Warrant are duly authorized to do so.

5.4 Material Adverse Effect. No event that has had or would reasonably be expected to have a Material Adverse Effect has occurred and is continuing. Such Borrower is not aware of any event likely to occur that is reasonably expected to result in a Material Adverse Effect.

5.5 Actions Before Governmental Authorities. Except as described on Schedule 5.5, there are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of such Borrower, threatened in writing against or affecting such Borrower or its property that, if adversely determined would reasonably be expected to have a Material Adverse Effect.

5.6 Laws. Such Borrower is not in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default is reasonably expected to result in a Material Adverse Effect. Such Borrower is not in default in any manner under any provision of any agreement or instrument evidencing Indebtedness, or any other material agreement to which it is a party or by which it is bound, and which default would reasonably be expected to have a Material Adverse Effect.

5.7 Information Correct and Current. No information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of a Borrower to Lender in connection with any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by such Borrower to Lender shall be (i) provided in good faith and based on the most current data and information available to Borrower, and (ii) the most current of such projections provided to such Borrower’s Board of Directors.

5.8 Taxes. Except as described on Schedule 5.8, such Borrower has (a) filed all federal, state and local tax returns that it is required to file, (b) duly paid or fully reserved for all material taxes or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns, and (c) paid or fully reserved for any material tax assessment received by Borrower for the three (3) years preceding the Effective Date, if any (including any taxes being contested in good faith and by appropriate proceedings).

5.9 Intellectual Property Claims. Such Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property. Except as described on Schedule 5.9, (i) to the best of Borrower’s knowledge, each of the material issued Copyrights, Trademarks and Patents is valid and enforceable, (ii) no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (iii) no claim has been made to such Borrower that any material part of the Intellectual Property violates the rights of any third party. Exhibit D is a true, correct and complete list of each of Borrower’s Patents, registered Trademarks, registered Copyrights, and material agreements under which Borrower licenses Intellectual Property from third parties (other than shrink-wrap or “off the shelf” software licenses), together with application or registration numbers, as applicable, owned by such Borrower or any Subsidiary, in each case as of the Effective Date. Such Borrower is not in material breach of, nor has such Borrower failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and, to such Borrower’s knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.

5.10 Intellectual Property. Except as described on Schedule 5.10, such Borrower has, or in the case of any proposed business, will have, all material rights with respect to Intellectual Property necessary in the operation or conduct of such Borrower’s business as currently conducted and proposed to be conducted by such Borrower. Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Division 9 of the UCC, for “off the shelf”

software licenses, and except as described on Schedule 5.10, Borrower has the right, to the extent required to operate such Borrower’s business, to freely transfer, license or assign Intellectual Property without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party, and Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are material to the Borrower’s business and used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products.

5.11 Borrower Products. Except as described on Schedule 5.11, no Intellectual Property material to Borrower’s business owned by such Borrower or Borrower Product has been or is subject to any actual or, to the knowledge of such Borrower, threatened litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any material manner such Borrower’s use, transfer or licensing thereof or that may materially affect the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates such Borrower to grant licenses or ownership interest in any future Intellectual Property related to the operation or conduct of the business of Borrower or Borrower Products. Such Borrower has not received any written notice or claim, or, to the knowledge of Borrower, oral notice or claim, challenging or questioning such Borrower’s ownership in any material Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to such Borrower’s knowledge, is there a reasonable basis for any such claim. Neither such Borrower’s use of its Intellectual Property that is material to Borrower’s business nor the production and sale of Borrower Products that is material to Borrower’s business infringes the Intellectual Property or other rights of others in any material manner.

5.12 Financial Accounts. Exhibit E, as may be updated by the Borrowers in a written notice provided to Lender after the Effective Date, is a true, correct and complete list of (a) all banks and other financial institutions at which a Borrower or any Subsidiary maintains Deposit Accounts and (b) all institutions at which such Borrower or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.13 Employee Loans. Except as permitted by Section 7.8, such Borrower has no outstanding loans to any employee, officer or director of such Borrower nor has such Borrower guaranteed the payment of any loan made to an employee, officer or director of such Borrower by a third party.

5.14 Capitalization and Subsidiaries. Each Borrower’s capitalization as of the Effective Date is set forth on Schedule 5.14 annexed hereto. No Borrower owns any stock, partnership interest or other securities of any Person, except for Permitted Investments. Attached as Schedule 5.14, as may be updated by a Borrower in a written notice provided after the Effective Date, is a true, correct and complete list of each Subsidiary

SECTION 6.	INSURANCE; INDEMNIFICATION

6.1 Coverage. Each Borrower shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in such

Borrower’s line of business. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3. Each Borrower shall maintain a minimum of $2,000,000 of commercial general liability insurance for each occurrence. Each Borrower has and shall maintain a minimum of $2,000,000 of directors and officers’ insurance for each occurrence and $5,000,000 in the aggregate. So long as there are any Secured Obligations outstanding (other than inchoate indemnity obligations), such Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles. Borrower shall also carry and maintain a fidelity insurance policy in an amount not less than $100,000.

6.2 Certificates. Each Borrower shall deliver to Lender certificates of insurance that evidence such Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. Such Borrower’s insurance certificate shall state Lender is an additional insured for commercial general liability, an additional insured and a loss payee for all risk property damage insurance, subject to the insurer’s approval, a loss payee for fidelity insurance, and a loss payee for property insurance and additional insured for liability insurance for any future insurance that such Borrower may acquire from such insurer. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance and fidelity. All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Lender of cancellation or any other change adverse to Lender’s interests (except with respect to non-payment, in which case 10 days advance notice is sufficient). Any failure of Lender to scrutinize such insurance certificates for compliance is not a waiver of any of Lender’s rights, all of which are reserved.

6.3 Indemnity. Each Borrower agrees to indemnify and hold Lender and its officers, directors, employees, agents, in-house attorneys, representatives and shareholders (each, an Indemnitee”) harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other reasonable costs of investigation or defense (including those incurred upon any appeal), that may be instituted or asserted against or incurred by an Indemnitee as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases claims resulting from the Indemnitee’s gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction. In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages. Borrower agrees to pay, and to save Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement; provided, however, that (i) with respect to such liabilities imposed originally and independently on Lender, Lender shall notify a Borrower of any such liabilities within 180 days of the initial date Lender had actual knowledge, or should have had knowledge, of Lender’s direct exposure to such liabilities, and (ii) with respect to all other such liabilities not described in subsection (i), Lender shall notify Borrower of any such liabilities within 180 days of the initial date Lender has actual knowledge of its direct exposure to such liabilities.

SECTION 7.	COVENANTS OF BORROWER

Each Borrower agrees as follows:

7.1 Financial Reports. Such Borrower shall furnish the following to Lender:

(a) As soon as practicable (and in any event within 30 days) after the end of each month, unaudited interim and year-to-date financial statements as of the end of such month (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against such Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, all certified by such Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, (ii) that they are subject to normal year end adjustments, and (iii) they do not contain certain non-cash items that are customarily included in quarterly and annual financial statements;

(b) As soon as practicable (and in any event within 45 days) after the end of each calendar quarter, unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against such Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, certified by such Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year end adjustments;

(c) as soon as practicable, and in any event within 180 days (90 days if Borrower is required to file reports under the Securities Exchange Act of 1934, as amended) after the end of each fiscal year, unqualified audited financial statements as of the end of such year (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Borrower and reasonably acceptable to Lender, accompanied by any management report from such accountants;

(d) in connection with the delivery of the financial statements under clauses 7.1(a) and 7.1(b), as applicable, a Compliance Certificate in the form of Exhibit F;

(e) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Borrower has made available to holders of its Preferred Stock (with respect to such Person’s role as a Preferred Stockholder) and copies of any regular, periodic and special reports or registration statements that Borrower files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or any national securities exchange;

(f) before an Initial Public Offering and promptly upon written request by Lender, all notices, minutes, consents and other materials that Borrower provides to its directors in connection with meetings of the Board of Directors other than any communications or materials subject to an attorney-client privilege; and

(g) financial and business projections, as well as budgets, operating plans and other financial information reasonably requested by Lender.

The executed Compliance Certificate may be sent via facsimile to Lender at (650) 473-9194 or via e-mail to jbourque@herculestech.com. All Financial Statements required to be delivered pursuant to clauses (a), (b) and (c) shall be sent via e-mail to financialstatements@herculestech.com with a copy to jbourque@herculestech.com provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be sent via facsimile to Lender at: (866) 468-8916, attention Chief Credit Officer.

7.2 Management Rights. Each Borrower shall permit any representative that Lender authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of such Borrower at reasonable times and upon reasonable notice during normal business hours (but in any event no more than twice in any 12-month period unless an Event of Default has occurred and is continuing). In addition, any such representative shall have the right to meet with management and officers of such Borrower to discuss such books of account and records. In addition, Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of such Borrower concerning significant business issues affecting Borrower. Such consultations shall not unreasonably interfere with Borrower’s business operations. The parties intend that the rights granted Lender shall constitute “management rights” within the meaning of 29 C.F.R Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Lender with respect to any business issues shall not be deemed to give Lender, nor be deemed an exercise by Lender of, control over Borrower’s management or policies.

7.3 Further Assurances. Each Borrower shall from time to time, upon the request of Lender, execute, deliver and file, alone or with Lender, any financing statements, security agreements, collateral assignments, notices, control agreements, or other necessary documents to perfect or give the highest priority to Lender’s Lien on the Collateral (subject to Permitted Liens). Each Borrower shall from time to time procure any instruments or documents as may be requested by Lender, and take all further action that may be necessary or desirable, or that Lender may reasonably request, to perfect and protect the Liens granted hereby and thereby. In addition, and for such purposes only, such Borrower authorizes Lender to execute and deliver on behalf of Borrower and to file such financing statements, collateral assignments, notices, control agreements, security agreements and other documents without the signature of Borrower either in Lender’s name or in the name of Lender as agent and attorney-in-fact for Borrower. Borrower shall, in its reasonable business judgment, protect and defend Borrower’s title to the Collateral and Lender’s Lien thereon against all Persons claiming any interest adverse to Borrower or Lender other than Permitted Liens. Upon Lender’s reasonable request from time to time, a Borrower shall deliver to Lender a promissory note or promissory notes to evidence the Secured Obligations.

7.4 Amendments to Other Agreements. No Borrower may amend, modify or waive any provision of (a) any of Borrower’s organizational documents, unless (i) such amendment, modification or waiver is completed in accordance with the terms of the RUSNANO Investment Agreement and (ii) the net effect of such amendment, modification or waiver is not adverse in any material respect to Borrower or the rights of Lender under the Loan Documents (it being agreed for the avoidance of doubt that any amendment or modification to the organization documents of Borrower to permit the issuance of equity on terms and conditions that are not prohibited under this Agreement shall not be considered adverse to Borrower or Lender), or (b) any document relating to any of the Subordinated Indebtedness, in each case, without the prior written consent of Lender. For clarity, this Section does not restrict conversion of any Subordinated Indebtedness into equity, or any amendment to the organization documents of Borrower to increase the number of authorized shares of Borrower, in each case in connection with the Initial Public Offering.

7.5 Indebtedness. Such Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or, other than in connection with Indebtedness permitted under clause (vii) of the definition of Permitted Indebtedness, prepay any Indebtedness or take any actions which impose on such Borrower an obligation to prepay any Indebtedness, except for the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion.

7.6 Collateral. Such Borrower shall at all times keep the Collateral and all other property and assets used in such Borrower’s business or in which such Borrower now or hereafter holds any interest free and clear from any Liens whatsoever (except for Permitted Liens), and shall give Lender prompt written notice of any legal process that is reasonably likely to result in damages or expenses in excess of $250,000 affecting the Collateral, such other property and assets, or any Liens thereon (other than Permitted Liens). Such Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and such Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any Liens whatsoever (except for Permitted Liens), and shall give Lender prompt written notice of any legal process that is reasonably likely to result in damages or expenses in excess of $250,000 affecting such Subsidiary’s assets. Such Borrower shall not enter into any agreement (other than the Permitted Licenses and Permitted Transfers) in which a negative pledge in the Intellectual Property is granted to any Person other than Lender (except in connection with licenses of Intellectual Property otherwise permitted hereunder).

7.7 Investments. Such Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.8 Restricted Payments. Such Borrower shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other equity interest other than pursuant to employee, director or consultant repurchase plans or other similar agreements, provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock or equity interest, and in any case does not exceed $200,000 in any fiscal year for all such repurchases or redemptions, or (b) declare or pay any dividends or make a distribution on any class of stock or other equity interest, except that a Subsidiary may pay dividends or make distributions to Borrower, or (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of $100,000 in the aggregate principal amount outstanding at any time, in addition to loans to officers or directors outstanding as of the Effective Date that are set forth on Schedule 7.8, or (d) waive, release or forgive any indebtedness owed by any employees, officers or directors in excess of $100,000 in the aggregate, or (e) permit any Subsidiary to be a party to, or bound by, any agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower; provided clause (e) shall not apply to the Bind Russia so long as such dividend payments or distribution of property is permitted by the RUSNANO Investment Agreement.

7.9 Transfers. Except for Permitted Transfers, such Borrower shall not voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of their assets.

7.10 Mergers or Acquisitions. Such Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (other than by one Subsidiary of another).

7.11 Taxes. Such Borrower and its Subsidiaries shall pay when due all material taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against such Borrower, Lender or the Collateral or upon Borrower’s ownership, possession, use, operation or disposition thereof or upon Borrower’s rents, receipts or earnings arising therefrom. Borrower shall file on or before the due date therefor all personal property tax returns in respect of the Collateral. Notwithstanding the foregoing, Borrower may contest, in good faith and by appropriate proceedings, taxes for which Borrower maintains adequate reserves therefor in accordance with GAAP.

7.12 Corporate Changes. Neither Borrower nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without 10 days’ prior written notice to Lender (except as permitted under the RUSNANO Investment Agreement). Neither Borrower nor any Subsidiary shall suffer a Change in Control. Neither Borrower nor any Subsidiary based in the United States shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Lender; and (ii) such relocation shall be within the continental United States. Neither Borrower nor any Subsidiary shall relocate any item of Collateral (other than (w) Permitted Transfers, (x) sales of Inventory in the ordinary course of business, (y) relocations of Equipment having an aggregate value of up to $150,000 in any fiscal year, (z) relocations of Collateral from a location described on Exhibit C to another location described on Exhibit C) unless (i) it has provided prompt written notice to Lender, (ii) such relocation is within the continental United States if the original location of the Collateral being relocated is within the United States and, (iii) if such relocation is to a third party bailee, and involves amounts in excess of $20,000, it has delivered a bailee agreement in form and substance reasonably acceptable to Lender.

7.13 Deposit Accounts. Neither Borrower nor any Subsidiary (other than MSC Subsidiary) shall maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which Lender has an Account Control Agreement or as otherwise agrees in writing by Lender. The provisions of the previous sentence shall not apply to (a) account number 1894064896 at Comerica Bank with a balance not to exceed $950,000 for the purpose of securing reimbursement obligations incurred in connection with Letters of Credit and credit cards issued by Comerica Bank as permitted under this Agreement, and (b) any accounts opened in Russia by Borrower and Bind Russia established in connection with the RUSNANO Investment Agreement.

7.14 Subsidiaries. Such Borrower shall notify Lender of each Subsidiary formed subsequent to the Effective Date and, within 15 days of formation, shall cause any such Subsidiary organized under the laws of any State within the United States to execute and deliver to Lender a Joinder Agreement.

7.15 Compliance. Such Borrower shall not, and Borrower shall not permit any of its Subsidiaries to, fail to comply in any material respect with, or violate in any material respect, any law or regulation applicable to it.

7.16 SBA. Lender has received a license from the U.S. Small Business Administration (“SBA”) to extend loans as a small business investment company (“SBIC”) pursuant to the Small

Business Investment Act of 1958, as amended, and the associated regulations (collectively, the “SBIC Act”). Portions of the loan to Borrower will be made under the SBA license and the SBIC Act. Addendum 1 to this Agreement outlines various responsibilities of Lender and Borrower associated with an SBA loan, and such Addendum 1 is hereby incorporated in this Agreement.

7.17 MSC Subsidiary. Lender hereby (a) releases MSC Subsidiary from all obligations under and in connection with that certain Guaranty dated as of January 10, 2011 (as amended, restated or modified from time to time) by MSC Subsidiary in favor of Lender in connection with the Original Loan Agreement and (b) agrees that such Guaranty is of no further force or effect. Lender agrees that MSC Subsidiary is an express third-party beneficiary of the preceding sentence and can enforce its rights as such beneficiary to the fullest extent of the law. Borrowers may make Investments in MSC Subsidiary as long as Borrowers maintain Liquidity of at least the sum of (x) $25,000,000 minus (y) any payments of principal made on the Advances (the “Threshold Amount”). If Borrowers’ Liquidity is less than the Threshold Amount on any date (a “Deficiency Date”), Borrowers shall (a) immediately, upon acquiring knowledge thereof, notify Lender of such deficiency in writing and (b) as soon as commercially practicable, deposit into Deposit Accounts and/or accounts holding Investment Property that are subject to an Account Control Agreement such amount as is necessary to cause Borrowers’ Liquidity to be equal at least to the Threshold Amount. Borrowers shall not permit MSC Subsidiary to hold any investments at any time that Borrowers’ Liquidity is less than the Threshold Amount. At any time the application for classification of MSC Subsidiary as a “security corporation” under Massachusetts General Laws Ch. 63, Section 38B(a), as amended, supplemented and/or modified, is denied or such classification is revoked (and such determination is not subject to appeal and all appeal periods have run), Borrowers shall, as soon as commercially practicable, dissolve MSC Subsidiary or merge MSC Subsidiary with or into a Borrower.

SECTION 8.	[Reserved.]

SECTION 9.	EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

9.1 Payments. A Borrower fails to pay any amount due under this Agreement or any of the other Loan Documents on the due date, and in each case such default continues for more than 3 business days after the due date thereof; or

9.2 Covenants. A Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement or any of the other Loan Documents, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 6, 7.5, 7.6, 7.7, 7.8 or 7.9) such default continues for more than ten (10) business days after the earlier of the date on which (i) Lender has given notice of such default to a Borrower and (ii) a Borrower has actual knowledge of such default or (b) with respect to a default under any of Sections 6, 7.5, 7.6, 7.7, 7.8 or 7.9, the occurrence of such default; or

9.3 Material Adverse Effect. A circumstance has occurred that would reasonably be expected to have a Material Adverse Effect; or

9.4 Other Loan Documents. The occurrence of any default under any Loan Document or any other agreement between Borrower and Lender and such default continues for more than ten (10) days after the earlier of (a) Lender has given notice of such default to a Borrower, or (b) a Borrower has actual knowledge of such default; or

9.5 Representations. Any representation or warranty made by a Borrower in any Loan Document or in the Warrant shall have been false or misleading in any material respect when made; or

9.6 Insolvency. A Borrower (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of a Borrower or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of Borrower; or (vi) shall cease operations of its business as its business has normally been conducted for 3 consecutive business days, or terminate substantially all of its employees; or (vii) a Borrower or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (vi); or (B) either (i) forty-five (45) days shall have expired after the commencement of an involuntary action against a Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of a Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) a Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) forty-five (45) days shall have expired after the appointment, without the consent or acquiescence of a Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower without such appointment being vacated, or (C) a Borrower becomes insolvent; or

9.7 Attachments; Judgments. Any portion of a Borrower’s assets having a value in excess of $250,000 is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money (which judgment is not insured and paid by such insurance within 15 days of such judgment being entered), individually or in the aggregate, of at least $500,000, or a Borrower is enjoined or in any way prevented by court order from conducting any material part of its business; or

9.8 Other Obligations. The occurrence of any default under any agreement or obligation of a Borrower involving any Indebtedness in excess of $500,000, or the occurrence of any default under any agreement or obligation of Borrower that could reasonably be expected to have a Material Adverse Effect; or

9.9 Guaranty; Subordination Agreement. Any of the circumstances set forth in Section 9.6 shall exist in respect of any Guarantor, or if any Guarantor breaches any of its obligations under its respective guaranty (and the expiration of any cure period under this Section 9 applicable to a comparable breach), or if any provision of such guaranty shall fail to be valid and binding on, or enforceable against, such Guarantor, or if any subordination provision set forth in the Subordination Agreement shall, in whole or in part, terminate or otherwise fail or cease to be valid and binding on, or enforceable against, any agent for or holder of the Subordinated Indebtedness (or such person shall so state in writing).

SECTION 10.	REMEDIES

10.1 General. Upon and during the continuance of any one or more Events of Default, (i) Lender may, at its option, accelerate and demand payment of all or any part of the Secured Obligations together with a Prepayment Charge and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.6, all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), and (ii) Lender may notify any of a Borrower’s account debtors to make payment directly to Lender, compromise the amount of any such account on a Borrower’s behalf and endorse Lender’s name without recourse on any such payment for deposit directly to Lender’s account. Lender may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Lender’s rights and remedies shall be cumulative and not exclusive.

10.2 Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Lender may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Lender may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Each Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower. Lender may require Borrower to assemble the Collateral and make it available to Lender at a place designated by Lender that is reasonably convenient to Lender and Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Lender in the following order of priorities:

First, to Lender in an amount sufficient to pay in full Lender’s costs and professionals’ and advisors’ fees and expenses;

Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), in such order and priority as Lender may choose in its sole discretion; and

Finally, after the full and final payment in Cash of all of the Secured Obligations (other than inchoate indemnity obligations), to any creditor holding a junior Lien on the Collateral, or to a Borrower or its representatives or as a court of competent jurisdiction may direct.

Lender shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

10.3 No Waiver. Lender shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and each Borrower waives all rights, if any, to require Lender to marshal any Collateral.

10.4 Cumulative Remedies. The rights, powers and remedies of Lender hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Lender.

SECTION 11.	MISCELLANEOUS

11.1 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2 Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile, electronic mail or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a)	If to Lender:

HERCULES TECHNOLOGY III, L.P.

Legal Department

Attention: Chief Legal Officer and Parag Shah

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Facsimile: 650-473-9194

Telephone: 650-289-3068

Email: jbourque@herculestech.com

(b)	If to a Borrower:

BIND THERAPEUTICS, INC.

Attention: Chief Financial Officer

325 Vassar Street

Cambridge, MA 02139

Facsimile: 617-491-0351

Telephone: 857-209-2250

Email: ahirsch@bindtherapeutics.com

With copies to:

Latham & Watkins LLP

Attn: Peter Handrinos

John Hancock Tower, 20th Floor

200 Clarendon Street

Boston, MA 02116

Facsimile: (617) 948-6001

Email: Peter.Handrinos@lw.com

Latham & Watkins LLP

Attn: Haim Zaltzman

505 Montgomery Street, Suite 2000

San Francisco, CA 94111

Facsimile: (415) 395-8095

Email: Haim.Zaltzman@lw.com

or to such other address as each party may designate for itself by like notice. Any notice, demand, request, consent, approval, declaration, service of process or other communication delivered to a party to this Agreement shall be effective notwithstanding the failure to deliver a copy thereof to any Person not a party to this Agreement.

11.3 Entire Agreement; Amendments. This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Lender’s revised proposal letter dated November 15, 2010). None of the terms of this Agreement or any of the other Loan Documents may be amended except by an instrument executed by each of the parties hereto.

11.4 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5 No Waiver. The powers conferred upon Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Lender to exercise any such powers. No omission or delay by Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by a Borrower at any time designated, shall be a waiver of any such right or remedy to which Lender is entitled, nor shall it in any way affect the right of Lender to enforce such provisions thereafter.

11.6 Survival. All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Lender and shall survive the execution and delivery of this Agreement. Section 6.3, Section 8.1, Section 8.3 and any provisions that, by their respective terms are to survive the termination of this Agreement shall survive such termination.

11.7 Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). No Borrower may assign its obligations under this Agreement or any of the other Loan Documents without Lender’s express prior written consent, and any such attempted assignment shall be void and of no effect. Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to Borrowers, and all of such rights shall inure to the benefit of Lender’s successors and assigns; provided that as long as no Event of Default exists or is continuing, Lender may not assign, transfer or endorse its rights hereunder or under the Loan Documents to any party that is a direct competitor of Borrower, or a distressed debt or vulture fund (each such term as defined by Lender).

11.8 Governing Law. This Agreement and the other Loan Documents have been negotiated and delivered to Lender in the State of California, and shall have been accepted by Lender in the State of California. Payment to Lender by a Borrower of the Secured Obligations is due in the State of California. This Agreement and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11.9 Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 11.10 is not applicable) arising in or under or related to this Agreement or any of the other Loan Documents may be brought in any state or federal court located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

11.10 Mutual Waiver of Jury Trial / Judicial Reference.

(a) Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH BORROWER AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST LENDER OR ITS ASSIGNEE OR BY LENDER OR ITS ASSIGNEE AGAINST BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than a Borrower and Lender; Claims that arise out of or are in any way connected to the relationship between a Borrower and Lender; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.

(b) If the waiver of jury trial set forth in Section 11.10(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(c) In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 11.9, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

11.11 Professional Fees. Each Borrower promises to pay Lender’s fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable attorneys fees, UCC searches, filing costs, and other miscellaneous expenses. In addition, Borrower promises to pay any and all reasonable attorneys’ and other professionals’ fees and expenses (including fees and expenses of in-house counsel) incurred by Lender after the Effective Date in connection with or related to: (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.

11.12 Publicity. After notice to Borrower and unless otherwise agreed by Lender, Lender may use a Borrower’s name and logo, and include a brief description of the relationship between such Borrower and Lender, in Lender’s marketing materials provided such use does not violate the Securities Act.

11.13 Confidentiality. Lender acknowledges that certain items of Collateral and information provided to Lender by a Borrower are confidential and proprietary information of Borrower, if and to the extent such information either (x) is marked as confidential by Borrower at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”). Accordingly, Lender agrees that any Confidential Information it may obtain in connection with this Agreement or any Loan Document shall not be disclosed to any other person or entity in any manner whatsoever, in whole or in part, without the prior written consent of such Borrower, except that Lender may disclose any such information: (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its controlled affiliates if Lender in its sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public; (c) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Lender; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Lender’s counsel; (e) to comply with any legal requirement or law applicable to Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Lender’s sale, lease, or other disposition of Collateral after default; (g) to any participant or assignee of Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the prior consent of such Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its affiliates or any guarantor under this Agreement or the other Loan Documents.

11.14 Assignment. Each Borrower acknowledges and understands that Lender may, subject to Section 11.7, sell and assign all or part of its interest hereunder and under Loan Documents to any person or entity (an “Assignee”). After such assignment the term “Lender” as used in the Loan Documents shall mean and include such Assignee and any other Lender, and such Assignee shall be vested with all rights, powers and remedies of Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Lender shall retain all rights, powers and remedies hereby given. No such assignment by Lender shall relieve Borrower of any of its obligations hereunder. Each Lender agrees that in the event of any transfer by it of any interest under this Agreement, it will endorse thereon a notation as to the portion of the principal of the Secured Obligations that shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

11.15 Termination; Revival of Secured Obligations. This Agreement and the Loan Documents shall terminate on the payment in full in cash of the Secured Obligations (other than inchoate indemnity obligations). Notwithstanding the preceding sentence, this Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against a Borrower for liquidation or reorganization, if a Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of a Borrower’s assets, or if any payment or transfer of Collateral is recovered from Lender. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Lender, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Lender in Cash.

11.16 Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

11.17 No Third Party Beneficiaries. Other than as provided in Section 7.17, no provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any person other than Lender and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely between the Lender and the Borrower

11.18 Surety Waivers. Each Borrower may, acting singly, request Advances. Each Borrower appoints the other Borrower as agent for the other for all purposes hereunder, including with respect to requesting Advances hereunder. Each Borrower shall be jointly and severally obligated to repay all Advances made hereunder, regardless of which Borrower actually receives said Advance, as if each Borrower hereunder directly received all Advances. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, including, without limitation, the benefit of California Civil Code Section 2815 permitting revocation as to future transactions and the benefit of California Civil Code Sections 1432, 2809, 2810, 2819, 2839, 2845, 2847, 2848, 2849, 2850, and 2899 and 3433, and (b) any right to require Lender to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Lender may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Lender under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this

Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Lender and such payment shall be promptly delivered to Lender for application to the Obligations, whether matured or unmatured.

11.19 Amendment and Restatement. This Agreement amends, restates and supersedes the Original Loan Agreement, without novation, except for Section 3.1 (other than clause (ii)) of the Original Loan Agreement, and each other provision of the Original Loan Agreement relating to the grant of a security interest in collateral.

(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, Borrower and Lender have duly executed and delivered this Amended and Restated Loan and Security Agreement as of the day and year first above written.

BORROWER:

BIND THERAPEUTICS, INC., a Delaware corporation

Signature:	/s/ Andrew Hirsch

Print Name:	Andrew Hirsch

Title:	Chief Financial Officer

Accepted in Palo Alto, California:

LENDER:

HERCULES TECHNOLOGY III, L.P., a Delaware limited partnership

By:	Hercules Technology SBIC Management, LLC, its General Partner

By:	Hercules Technology Growth Capital, Inc., its Manager

	By:	/s/ Ben Bang
	Name:	Ben Bang
	Its:	Senior Counsel

Table of Addenda, Exhibits and Schedules

Addendum 1:	SBA Provisions

Exhibit A:	Advance Request
Attachment to Advance Request

Exhibit B:	Reserved

Exhibit C:	Name, Locations, and Other Information for Borrower

Exhibit D:	Borrower’s Patents, Trademarks, Copyrights and Licenses

Exhibit E:	Borrower’s Deposit Accounts and Investment Accounts

Exhibit F:	Compliance Certificate

Exhibit G:	Joinder Agreement

Exhibit H:	ACH Debit Authorization Agreement

Schedule 1	Subsidiaries
Schedule 1A	Existing Permitted Indebtedness
Schedule 1B	Existing Permitted Investments
Schedule 1C	Existing Permitted Liens
Schedule 5.3	Consents, Etc.
Schedule 5.5	Actions Before Governmental Authorities
Schedule 5.8	Tax Matters
Schedule 5.9	Intellectual Property Claims
Schedule 5.10	Intellectual Property
Schedule 5.11	Borrower Products
Schedule 5.14	Capitalization
Schedule 7.8	Officer and Director Loans

ADDENDUM 1 to AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

(a) Borrower’s Business. For purposes of this Addendum 1, Borrower shall be deemed to include its “affiliates” as defined in Title 13 Code of Federal Regulations Section 121.103. Borrower represents and warrants to Lender (as of the Closing Date and for a period of one year thereafter) and covenants to Lender as follows:

1.	Size Status. Borrower does not have in excess of 500 employees as of the Effective Date;

2.	No Relender. Borrower’s primary business activity does not involve, directly or indirectly, providing funds to others, purchasing debt obligations, factoring, or long-term leasing of equipment with no provision for maintenance or repair;

3.	No Passive Business. Borrower is engaged in a regular and continuous business operation (excluding the mere receipt of payments such as dividends, rents, lease payments, or royalties). Borrower’s employees are carrying on the majority of day to day operations. Borrower will not pass through substantially all of the proceeds of the Loan to another entity;

4.	No Real Estate Business. Borrower is not classified under Major Group 65 (Real Estate) or Industry No. 1531 (Operative Builders) of the SIC Manual. The proceeds of the Loan will not be used to acquire or refinance real property unless Borrower (x) is acquiring an existing property and will use at least 51 percent of the usable square footage for its business purposes; (y) is building or renovating a building and will use at least 67 percent of the usable square footage for its business purposes; or (z) occupies the subject property and uses at least 67 percent of the usable square footage for its business purposes.

5.	No Project Finance. Borrower’s assets are not intended to be reduced or consumed, generally without replacement, as the life of its business progresses, and the nature of Borrower’s business does not require that a stream of cash payments be made to the business’s financing sources, on a basis associated with the continuing sale of assets (e.g., real estate development projects and oil and gas wells). The primary purpose of the Loan is not to fund production of a single item or defined limited number of items, generally over a defined production period, where such production will constitute the majority of the activities of Borrower (e.g., motion pictures and electric generating plants).

6.	No Farm Land Purchases. Borrower will not use the proceeds of the Loan to acquire farm land which is or is intended to be used for agricultural or forestry purposes, such as the production of food, fiber, or wood, or is so taxed or zoned.

7.	No Foreign Investment. The proceeds of the Loan will not be used substantially for a foreign operation. At the time of the Loan, Borrower will not have more than 49 percent of its employees or tangible assets located outside the United States. The representation in this subsection (7) is made only as of the date hereof and shall not continue for one year as contemplated in the first sentence of this Section 1.

(b) Small Business Administration Documentation. Lender acknowledges that Borrower completed, executed and delivered to Lender SBA Forms 480, 652 and 1031 (Parts A and B) together with a business plan showing Borrower’s financial projections (including balance sheets and income and cash flows statements) for the period described therein and a written statement (whether included in the purchase agreement or pursuant to a separate statement) from Lender regarding its intended use of proceeds from the sale of securities to Lender (the “Use of Proceeds Statement”). Borrower represents and warrants to Lender that the information regarding Borrower and its affiliates set forth in the SBA Form 480, Form 652 and Form 1031 and the Use of Proceeds Statement delivered as of the Original Closing Date is accurate and complete.

(c) Inspection. The following covenants contained in this Section (c) are intended to supplement and not to restrict the related provisions of the Loan Documents. Subject to the preceding sentence, Borrower will permit, for so long as Lender holds any debt or equity securities of Borrower, Lender or its representative, at Lender’ expense, and examiners of the SBA to visit and inspect the properties and assets of Borrower, to examine its books of account and records, and to discuss Borrower’s affairs, finances and accounts with Borrower’s officers, senior management and accountants, all at such reasonable times as may be requested by Lender or the SBA.

(d) Annual Assessment. Promptly after the end of each calendar year (but in any event prior to February 28 of each year) and at such other times as may be reasonably requested by Lender, Borrower will deliver to Lender a written assessment of the economic impact of Lender’ investment in Borrower, specifying the full-time equivalent jobs created or retained in connection with the investment, the impact of the investment on the businesses of Borrower in terms of expanded revenue and taxes, other economic benefits resulting from the investment (such as technology development or commercialization, minority business development, or expansion of exports) and such other information as may be required regarding Borrower in connection with the filing of Lender’s SBA Form 468. Lender will assist Borrower with preparing such assessment. In addition to any other rights granted hereunder, Borrower will grant Lender and the SBA access to Borrower’s books and records for the purpose of verifying the use of such proceeds. Borrower also will furnish or cause to be furnished to Lender such other information regarding the business, affairs and condition of Borrower as Lender may from time to time reasonably request.

(e) Use of Proceeds. Borrower will use the proceeds from the Loan only for general working capital purposes. Borrower will deliver to Lender from time to time promptly following Lender’s request, a written report, certified as correct by Borrower’s Chief Financial Officer, verifying the purposes and amounts for which proceeds from the Loan have been disbursed. Borrower will supply to Lender such additional information and documents as Lender reasonably requests with respect to its use of proceeds and will permit Lender and the SBA to have access to any and all Borrower records and information and personnel as Lender deems necessary to verify how such proceeds have been or are being used, and to assure that the proceeds have been used for the purposes specified in this Section 7.16.

(f) Activities and Proceeds. Neither Borrower nor any of its affiliates (if any) will engage in any activities or use directly or indirectly the proceeds from the Loan for any purpose for which a small business investment company is prohibited from providing funds by the SBIC Act, including 13 C.F.R. §107.720. Without obtaining the prior written approval of Lender, Borrower will not change within 1 year of the date hereof, Borrower’s current business activity to a business activity which a licensee under the SBIC Act is prohibited from providing funds by the SBIC Act.

(g) Redemption Provisions. Notwithstanding any provision to the contrary contained in the Certificate of Incorporation of Borrower, as amended from time to time (the “Charter”), if, pursuant to the redemption provisions contained in the Charter, Lender is entitled to a redemption of its Warrant, such redemption (in the case of Lender) will be at a price equal to the redemption price set forth in the Charter (the “Existing Redemption Price”). If, however, Lender delivers written notice to Borrower that the then current regulations promulgated under the SBIC Act prohibit payment of the Existing Redemption Price in the case of an SBIC (or, if applied, the Existing Redemption Price would cause the Series C-1 Preferred Stock to lose its classification as an “equity security” and Lender has determined that such classification is unadvisable), the amount Lender will be entitled to receive shall be the greater of (i) fair market value of the securities being redeemed taking into account the rights and preferences of such securities plus any costs and expenses of the Lender incurred in making or maintaining the Warrant, and (ii) the Existing Redemption Price where the amount of accrued but unpaid dividends payable to the Lender is limited to Borrower’s earnings plus any costs and expenses of the Lender incurred in making or maintaining the Warrant; provided, however, the amount calculated in subsections (i) or (ii) above shall not exceed the Existing Redemption Price.

(h) Compliance and Resolution. Borrower agrees that a failure to comply with Borrower’s obligations under this Addendum, or any other set of facts or circumstances where it has been asserted by any governmental regulatory agency (or Lender believes that there is a substantial risk of such assertion) that Lender and its affiliates are not entitled to hold, or exercise any significant right with respect to, any securities issued to Lender by Borrower, will, subject to the provisions in the remainder of this clause (i), constitute a breach of the obligations of Borrower under the financing agreements between Borrower and Lender. In the event of (i) a failure to comply with Borrower’s obligations under this Addendum; or (ii) an assertion by any governmental regulatory agency (or Lender believes that there is a substantial risk of such assertion) of a failure to comply with Borrower’s obligations under this Addendum, then (A) Lender and Borrower will meet and resolve any such issue in good faith to the satisfaction of Borrower, Lender, and any governmental regulatory agency, and (B) upon request of Lender, Borrower will cooperate and assist with any assignment of the financing agreements from Hercules Technology III, L.P. to Hercules Technology Growth Capital, Inc. (the “Assignment Remedy”). Notwithstanding anything to the contrary in this Agreement, pending the completion of such resolution meeting pursuant to clause (B) above, no default or Event of Default shall have, or be deemed to have, occurred, provided that if such resolution meeting does not result in a cure or waiver of any such failure to comply, the Assignment Remedy shall be effectuated and, for clarity, no default or Event of Default shall have or be deemed to have occurred.

EXHIBIT A

ADVANCE REQUEST

To:		, 201

Hercules Technology III, L.P.
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
Facsimile: 650-473-9194
Attn: Parag Shah

BIND THERAPEUTICS, INC., a Delaware corporation (“Borrower”) hereby request from Hercules Technology III, L.P. (collectively “Lender”) an Advance in the aggregate amount of $             on                  , 201   (the “Advance Date”) pursuant to the Amended and Restated Loan and Security Agreement between Borrowers and Lender (the “Agreement”). Capitalized words and other terms used but not otherwise defined herein are used with the same meanings as defined in the Agreement.

Please:

(a)	Issue a check payable to a Borrower

or

(b)	Wire Funds to a Borrower’s account

Bank:
Address:

ABA Number:
Account Number:
Account Name:

Borrower represents that the conditions precedent to the Advance set forth in the Agreement are satisfied and shall be satisfied upon the making of such Advance, including but not limited to: (i) that no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing; (ii) that the representations and warranties set forth in the Agreement and in the Warrant are and shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; (iii) that Borrower is in compliance in all material respects with all the terms and provisions set forth in each Loan Document on its part to be observed or performed; and (iv) that as of the Advance Date, no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default under the Loan Documents. Borrower understands and acknowledge that Lender has the right to review the financial information supporting this representation and, based upon such review in its reasonable discretion, Lender may decline to fund the requested Advance.

Borrower hereby represents that Borrower’s corporate status and locations have not changed since the date of the Agreement, except as otherwise permitted under the Agreement.

Borrower agrees to notify Lender promptly before the funding of the Loan if any of the matters which have been represented above shall not be true and correct on the Borrowing Date and if Lender has received no such notice before the Advance Date then the statements set forth above shall be deemed to have been made and shall be deemed to be true and correct as of the Advance Date.

Executed as of                  , 201  .

BIND THERAPEUTICS, INC., a Delaware corporation

By:

Title:

Name:

EXHIBIT B

[RESERVED]

EXHIBIT C

NAME, LOCATIONS, AND OTHER INFORMATION FOR BORROWERS

Borrower represents and warrants to Lender that Borrower’s current name and organizational status as of the Effective Date is as follows:

Name:  BIND THERAPEUTICS, INC., a Delaware corporation

Organization ID Number:  4162122

Borrower represents and warrants to Lender that for five (5) years prior to the Effective Date, Borrower did not do business under any other name or organization or form except the following:

Name:  BIND Biosciences, Inc.

Used during dates of:	May 2006 to April 2013
Type of Organization:	C corporation
State of organization:	Delaware

Organization ID Number: 4162122

Borrower’s fiscal year ends on December 31st.

Borrower’s federal employer tax identification number is: 56-2596148

Borrower represents and warrants to Lender that its chief executive office is located at 325 Vassar Street, Cambridge, MA 02139, subject to any changes permitted in the Loan Agreement.

EXHIBIT E

BORROWER’S DEPOSIT ACCOUNTS AND INVESTMENT ACCOUNTS

EXHIBIT F

COMPLIANCE CERTIFICATE

Hercules Technology III, L.P.

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Reference is made to that certain Amended and Restated Loan and Security Agreement dated             , 2013 and all ancillary documents entered into in connection with such Amended and Restated Loan and Security Agreement all as may be amended from time to time, (hereinafter referred to collectively as the “Loan Agreement”) between Hercules Technology III, L.P. (“Hercules”) as Lender and BIND THERAPEUTICS, INC., a Delaware corporation (collectively, the “Company”) as Borrower. All capitalized terms not defined herein shall have the same meaning as defined in the Loan Agreement.

The undersigned is an Officer of the Company, knowledgeable of all Company financial matters, and is authorized to provide certification of information regarding the Company; hereby certifies, in such capacity, that in accordance with the terms and conditions of the Loan Agreement, the Company is in compliance in all material respects for the period ending                      of all covenants, conditions and terms and hereby reaffirms that all representations and warranties contained therein are true and correct in all material respects on and as of the date of this Compliance Certificate with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, after giving effect in all cases to any standard(s) of materiality contained in the Loan Agreement as to such representations and warranties. Attached are the required documents supporting the above certification. The undersigned further certifies, in such capacity, that these are prepared in accordance with GAAP (except for the absence of footnotes with respect to unaudited financial statement and subject to normal year end adjustments) and are consistent from one period to the next except as explained below.

REPORTING REQUIREMENT	REQUIRED	CHECK IF ATTACHED

Interim Financial Statements	Monthly within 30 days

Interim Financial Statements	Quarterly within 45 days

Audited Financial Statements	FYE within 150 days (90 if public company)

Very Truly Yours,

BIND THERAPEUTICS, INC.

By:

Name:

Title::

EXHIBIT G

FORM OF JOINDER AGREEMENT

This Joinder Agreement (the “Joinder Agreement”) is made and dated as of             , 20    , and is entered into by and between                     , a                      corporation (“Subsidiary”), and Hercules Technology III, L.P. (“Lender”).

RECITALS

A. Subsidiary’s Affiliate, BIND THERAPEUTICS, INC. (“Company”) has entered/desires to enter into that certain Amended and Restated Loan and Security Agreement dated June 12, 2013, with Lender, as such agreement may be amended (the “Loan Agreement”), together with the other agreements executed and delivered in connection therewith;

B. Subsidiary acknowledges and agrees that it will benefit both directly and indirectly from Company’s execution of the Loan Agreement and the other agreements executed and delivered in connection therewith;

AGREEMENT

NOW THEREFORE, Subsidiary and Lender agree as follows:

1. The recitals set forth above are incorporated into and made part of this Joinder Agreement. Capitalized terms not defined herein shall have the meaning provided in the Loan Agreement.

2. By signing this Joinder Agreement, Subsidiary shall be bound by the terms and conditions of the Loan Agreement the same as if it were the Borrower (as defined in the Loan Agreement) under the Loan Agreement, mutatis mutandis, provided however, that Lender shall have no duties, responsibilities or obligations to Subsidiary arising under or related to the Loan Agreement or the other agreements executed and delivered in connection therewith. Rather, to the extent that Lender has any duties, responsibilities or obligations arising under or related to the Loan Agreement or the other agreements executed and delivered in connection therewith, those duties, responsibilities or obligations shall flow only to Company and not to Subsidiary or any other person or entity. By way of example (and not an exclusive list): (a) Lender’s providing notice to Company in accordance with the Loan Agreement or as otherwise agreed between Company and Lender shall be deemed provided to Subsidiary; (b) Lender’s providing an Advance to Company shall be deemed an Advance to Subsidiary; and (c) Subsidiary shall have no right to request an Advance or make any other demand on Lender.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO JOINDER AGREEMENT]

SUBSIDIARY:

.

By:
Name:
Title:

Address:

Telephone:
Facsimile:

HERCULES TECHNOLOGY III, L.P.

By:	Hercules Technology SBIC Management, LLC, its General Partner

By:	Hercules Technology Growth Capital, Inc., its Manager

By:
Name:
Title:

Address:

400 Hamilton Ave., Suite 310

Palo Alto, CA 94301

Facsimile: 650-473-9194

Telephone: 650-289-3060

EXHIBIT H

ACH DEBIT AUTHORIZATION AGREEMENT

Hercules Technology III, L.P.

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Re: Amended and Restated Loan and Security Agreement dated June 12, 2013 between BIND THERAPEUTICS, INC. (“Borrower”) and Hercules Technology III, L.P. (“Company”) (the “Agreement”)

In connection with the above referenced Agreement, the Borrower hereby authorizes the Company to initiate debit entries for the periodic payments due under the Agreement to the Borrower’s account indicated below. The Borrower authorizes the depository institution named below to debit to such account.

DEPOSITORY NAME	BRANCH

CITY	STATE AND ZIP CODE

TRANSIT/ABA NUMBER	ACCOUNT NUMBER

This authority will remain in full force and effect so long as any amounts are due under the Agreement.

BIND THERAPEUTICS, INC.
a Delaware corporation

By:

Date:

Schedule 1A

Permitted Indebtedness

Capital Lease Equipment:

BSB Lease; Wyatt Equipment ($41,539 balance 5/31/2013)

Royal Bank; Dyonex Equipment ($20,206 balance 5/31/2013)

Royal Bank: BioDirect Beckman Centrifuge ($9,665 balance 5/31/2013)

Letter of Credit/Other Guarantees:

Letter of Credit – benefit to Biomed Realty Trust – $480,832 (see also Deposit Accounts)

Visa Credit Card (through Comerica) – $30K deposit held (see also Deposit Accounts)

Loans to officers: see Schedule 7.8.

Schedule 1B

Permitted Investments

Schedule 1C

Permitted Liens

Capital Lease Equipment:

Liens relating to:

BSB Lease; Wyatt Equipment ($41,539 balance 5/31/2012)

Royal Bank; Dyonex Equipment ($20,206 balance 5/31/2012)

Royal Bank: BioDirect Beckman Centrifuge ($9,665 balance 5/31/2012)

Letter of Credit/Other Guarantees:

Liens relating to Letter of Credit – benefit to Biomed Realty Trust – $480,832 (see also Deposit Accounts)

Liens relating to Visa Credit Card (through Comerica) – $30K deposit held (see also Deposit Accounts)

Schedule 5.3

Consents/Conflicts

None.

Schedule 5.5

Actions before Governmental Authorities

None.

Schedule 5.8

Tax Matters

None.

Schedule 5.9

Intellectual Property Claims

None.

Schedule 5.11

Borrower Products

None.

Schedule 5.14

Capitalization Table

BIND Therapeutics

Capitalization Table - SUMMARY (fully diluted)

As of 6/4/2013

Name	Common	Options	Series A	Series B	Series C	Series C-1	Series D	Series RN1	TOTAL SHARES	% Owned

Polaris Venture Partners (all funds)			1,476,960	1,900,000	487,780	390,170	964,798		5,219,708	14.86%

Flagship Ventures			984,640	1,900,000	416,667	333,288	407,060		4,041,655	11.50%

NanoDimension				1,000,000	144,443	187,500	423,066		1,755,009	5.00%
Alexandria Real Estate				50,000					50,000	0.14%
ARCH Venture Fund VII L.P				1,600,000	231,110	184,862	457,118		2,473,090	7.04%
DHK Investments					1,280,000	250,000	956,781		2,486,781	7.08%
Peter Doelger					640,000	64,612	159,775		864,387	2.46%
Dimitris Bertsimas					320,000	32,306	53,074		405,380	1.15%

Rusnano							2,759,624	583,333	3,342,957	9.52%
Blakeley						625,000	141,719		766,719	2.18%
Endeavorvision						625,000	83,005		708,005	2.02%
Chris Kryder						375,000	56,492		431,492	1.23%
Kathleen Megan Kelleher							60,525		60,525	0.17%
Jeffrey Larson							181,574		181,574	0.52%
John Connor							60,525		60,525	0.17%
MSKCC						37,500	8,504		46,004	0.13%

GE Financial				8,000					8,000	0.02%

Hercules Financial						150,000			150,000	0.43%

Founders Shares	3,739,969								3,739,969	10.65%

MIT/BWH Licence Shares	341,613								341,613	0.97%

Option Plan: Issued	2,047,273	5,785,369							7,832,642	22.29%
Option Plan: Available		167,358							167,358	0.48%

TOTALS	6,128,855	5,952,727	2,461,600	6,458,000	3,520,000	3,255,238	6,773,640	583,333	35,133,393	100.00%

Share Price			1.02	2.50	3.13	4.00	6.00	6.00
Value Raised ($$)			2,500,001	16,125,000	11,000,000	12,420,952	39,396,368	3,500,000	84,941,321
									Founders/Mgmt	33.42%

Total Preferred (post-Series D, RN1):	22,893,811
Reserved Under Option Plan:	8,000,000								167,358.00	0.48%

Schedule 7.8

Restricted Payment

Loans to Officer / Directors

Scott Minick	Loan Value approx. $577,077.85, as of 5/31/13	Secured against Stock Purchased; due at end of 4 years; part of hire package

Omid Farokhzad	Loan value $45,215.99, as of 5/31/13	Secured against Stock Purchased; being paid back through offset of consulting fees

Robert Langer	Loan Value $45,215.99, as of 5/31/13	Secured against Stock Purchased; being paid back though an offset of consulting fees.